FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Donna Gehnrich
(516) 608-7020
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Systemax Approves Buyback Program for up to 2 million Shares

Port Washington, NY, May 12, 2008 – Systemax Inc. (NYSE: SYX) announced today that its Board of Directors has approved a stock buyback plan for up to 2,000,000 shares of the Company’s common stock.

“We believe the repurchase of shares is a prudent use of the Company’s cash and will facilitate increased shareholder value,” said Richard Leeds, Chairman and Chief Executive Officer.  “The Board’s action demonstrates our continuing confidence in the Company’s strategy, growth opportunities and financial strength.”

Under the plan, repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at prices that the Company deems appropriate.  Systemax has approximately 36 million shares outstanding.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies and accessories, consumer electronics and industrial products through a system of branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial. It also manufactures and sells personal computers under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based, on-demand application for multichannel direct marketing companies.